Exhibit T3A.15
Your reference

Our reference 31,226

Date 23rd September, 1986.
     I, BENJAMIN WILBERFORCE PRESCOD, Registrar General of The Commonwealth of The Bahamas, do hereby certify that on the 14th day of November, 1984, a Memorandum of Association of WIND STAR CRUISES I LIMITED, was filed and registered in this Office under the provisions of The Companies Act whereby the said parties became an incorporated company under the name and style of WIND STAR CRUISES I LIMITED.
     AND I FURHTER CERTIFY that on the 22nd day of September 1986, a copy of a Special Resolution passed at an Extraordinary General Meeting of the Shareholders of the company held on the 20th day of June, 1986, and duly confirmed at a subsequent Extraordinary General Meeting of the Shareholders of the company held on the 4th day of July, 1986, was deposited for record in this Office whereby the name of the company was changed to WIND STAR LIMITED.
GIVEN under my hand and seal of Office at the City of Nassau in the Island of New Providence one of the Islands of the said Commonwealth this 23rd day of September, A, D., 1986.

/s/ Benjamin Wilberforce Prescod
REGISTRAR GENERAL
COMMONWEALTH OF THE BAHAMAS
Registrar General’s Office
I certify the foregoing to be a true copy of the
original document.